Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration of $1,300,000,000 aggregate principal amount of 2.000% senior notes due 2017, $750,000,000 aggregate principal amount of 3.000% senior notes due 2019 and $500,000,000 aggregate principal of 4.6000% senior notes due 2024 issued by ARC Properties Operating Partnership, L.P. on this Form S-4 (“the Registration Statement”) of our report dated February 21, 2013, relating to our audits of the consolidated financial statements of CapLease Inc. as of and for the year ended December 31, 2012, and the financial statement schedules, and internal control over financial reporting, which are included in the June 14, 2013 Current Report on Form 8-K/A Amendment No. 1 filed by American Realty Capital Properties, Inc, which is incorporated by reference within this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

New York, New York

July 31, 2014